Exhibit 99.1

TransMedics Reports Third Quarter 2023 Financial Results

Andover, Mass. – November 6, 2023 – TransMedics Group, Inc. (“TransMedics”) (Nasdaq: TMDX), a medical technology company that is transforming organ transplant therapy for patients with end-stage lung, heart, and liver failure, today reported financial results for the quarter ended September 30, 2023.

Recent Highlights

▪
Net revenue of $66.4 million in the third quarter of 2023, a 159% increase compared to the third quarter of 2022, including $1.6 million non-recurring charter revenue
▪
Closed acquisition of Summit Aviation, enabling the addition of aviation service to NOP offering, driving $2.1 million incremental transplant related revenue in the third quarter

“The third quarter was a critical execution period for TMDX as we integrated a new business, expanded our NOP clinical support capacity, and launched a first-of-its kind business to expand our NOP product and service offering,” said Waleed Hassanein, MD, President and Chief Executive Officer. “We are pleased with our third quarter performance and we firmly believe that we are building a great foundation for further acceleration of our growth in 2024 and beyond.”

Third Quarter 2023 Financial Results

Total revenue for the third quarter of 2023 was $66.4 million, a 159% increase compared to $25.7 million in the third quarter of 2022. The increase was due primarily to greater utilization of the company’s NOP across all three OCS products as well as the addition of logistics and aviation revenue. Revenue from the new, transplant related aviation and logistics offerings was $2.1 million. Additionally, total revenue includes $1.6 million in non-recurring revenue attributable to Summit Aviation’s charter business that TransMedics intends to exit in early 2024.

Gross margin for the third quarter of 2023 was 61%, compared to 71% in the third quarter of 2022, and compared to 70% in the second quarter of 2023. Gross margin for the third quarter was unfavorably impacted by transition initiatives following the Summit Aviation acquisition, and the expected inefficiencies inherent in the transition out of its legacy charter business and the launch of the new transplant aviation business. Total cost of revenue $2.3 million of non-transplant related costs that reduced gross margin by 200 basis points.

Operating expenses for the third quarter of 2023 were $69.0 million, compared to $23.7 million in the third quarter of 2022, and compared to $37.6 million in the second quarter of 2023. The increase in operating expense was driven primarily by an acquired in-process research and development charge of $27.2 million and an additional $2.0 million in non-recurring acquisition-related costs. In addition, TransMedics continued investing in personnel, NOP support, and the development of the company’s digital platform and next generation OCS. Third quarter operating expenses in 2023 also included $5.1 million of stock compensation expense compared to $2.7 million of stock compensation expense in the third quarter of 2022, and $4.9 million of stock compensation in the second quarter of 2023.

Net loss for the third quarter of 2023 was $25.4 million, compared to $7.4 million in the third quarter of 2022. The increase in net loss was driven primarily by $29.2 million in non-recurring acquisition-related costs.

Cash was $427.1 million as of September 30, 2023.

2023 Financial Outlook

TransMedics is updating its full year 2023 revenue guidance to be in the range of $222 million to $230 million, which represents 138% to 146% growth compared to the company’s prior year revenue. TransMedics’ prior 2023 revenue guidance was $180 million to $190 million.

Webcast and Conference Call Details

The TransMedics management team will host a conference call beginning at 4:30 p.m. ET / 1:30 p.m. PT on Monday, November 6, 2023. A live and archived webcast of the event will be available on the “Investors” section of the TransMedics website at www.transmedics.com.

About TransMedics Group, Inc.

TransMedics is the world’s leader in portable extracorporeal warm perfusion and assessment of donor organs for transplantation. Headquartered in Andover, Massachusetts, the company was founded to address the unmet need for more and better organs for transplantation and has developed technologies to preserve organ quality, assess organ viability prior to transplant, and potentially increase the utilization of donor organs for the treatment of end-stage heart, lung, and liver failure.

Forward-Looking Statements

This press release contains forward-looking statements with respect to, among other things, our full-year guidance, and statements about our operations, financial position, and business plans, including our plans to expand our NOP offering, increase revenue opportunities, and exit Summit Aviation’s charter business. These forward-looking statements are subject to a number of risks and uncertainties. Our Management cannot predict all risks, nor can we assess the impact of all factors on the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in or implied by any forward-looking statements we may make. In light of these risks and uncertainties, the forward-looking events and circumstances discussed in this press release may not occur and actual results could differ materially and adversely from those anticipated in or implied by the forward-looking statements. Some of the key factors that could cause actual results to differ include: that we continue to incur losses; our ability to attract and retain key personnel; our existing and any future indebtedness, including our ability to comply with affirmative and negative covenants under our credit agreement to which we will remain subject until maturity; the fluctuation of our financial results from quarter to quarter; our need to raise additional funding and our ability to obtain it on favorable terms, or at all; our ability to use net operating losses and research and development credit carryforwards; our dependence on the success of the OCS; our ability to expand access to OCS through the NOP; our ability to scale our manufacturing and sterilization capabilities to meet increasing demand for our products; the rate and degree of market acceptance of the OCS; our ability to educate patients, surgeons, transplant centers and private payors of benefits offered by the OCS; our ability to improve the OCS platform and develop the next generation of the OCS products; our dependence on a limited number of customers for a significant portion of our net revenue; our ability to maintain regulatory approvals or clearances for our OCS products in the United States and the European Union; our ability to adequately respond to FDA follow-up inquiries in a timely manner; performance of our third-party suppliers and manufacturers; our dependence on third parties to transport donor organs and medical personnel for our NOP; price increases of the components of our products; the timing or results of post-approval studies and any clinical trials for the OCS; our manufacturing, sales, marketing and clinical support capabilities and strategy; attacks against our information technology infrastructure; the economic, political and other risks associated with our foreign operations; our ability to protect, defend, maintain and enforce our intellectual property rights relating to the OCS and avoid allegations that our products infringe, misappropriate or otherwise violate the intellectual property rights of third parties; the pricing of the OCS, as well as the reimbursement coverage for the OCS in the United States and internationally; regulatory developments in the United States, European Union and other jurisdictions; the extent and success of competing products that are or may become available; the impact of any product recalls or improper use of our products; risks related to retaining key Summit employees and risks related to providing aviation services and owning aircraft; our estimates regarding revenues, expenses and needs for additional financing; and other factors that may be described in our filings with the Securities and Exchange Commission (the “SEC”). Additional information will be made available in our annual and quarterly reports and other filings that we make with the SEC. The forward-looking statements in this press release speak only as of the date of this press release. Factors or events that could cause our actual results to differ may emerge from time to time, and we are not able to predict all of them. We undertake no obligation to update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by applicable law.

Investor Contact:

Brian Johnston

332-895-3222

Investors@transmedics.com

TransMedics Group, Inc.
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except share and per share data)
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022
Revenue:
Net product revenue	$47,740	$21,299	$124,195	$54,160
Service revenue	18,690	4,384	36,254	7,924
Total revenue	66,430	25,683	160,449	62,084
Cost of revenue:
Cost of net product revenue	11,086	4,231	26,950	11,689
Cost of service revenue	14,682	3,337	27,330	5,826
Total cost of revenue	25,768	7,568	54,280	17,515
Gross profit	40,662	18,115	106,169	44,569

Gross Margin	61%	71%	66%	72%

Operating expenses:
Research, development and clinical trials	11,132	6,808	25,294	21,056
Acquired in-process research and development expenses	27,212	—	27,212	—
Selling, general and administrative	30,653	16,851	84,993	48,171
Total operating expenses	68,997	23,659	137,499	69,227
Loss from operations	(28,335)	(5,544)	(31,330)	(24,658)
Other income (expense):
Interest expense	(3,590)	(787)	(7,186)	(2,719)
Other income (expense), net	4,996	(1,076)	7,982	(2,087)
Total other income (expense), net	1,406	(1,863)	796	(4,806)
Loss before income taxes	(26,929)	(7,407)	(30,534)	(29,464)
(Provision) benefit for income taxes	1,507	(19)	1,475	(47)
Net loss	$(25,422)	$(7,426)	$(29,059)	$(29,511)
Net loss per share attributable to common stockholders, basic and diluted	$(0.78)	$(0.25)	$(0.89)	$(1.03)
Weighted average common shares outstanding, basic and diluted	32,614,059	30,229,936	32,474,522	28,729,649

TransMedics Group, Inc.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)
(unaudited)

	September 30, 2023	December 31, 2022
Assets
Current assets:
Cash	$427,110	$201,182
Accounts receivable	60,654	27,611
Inventory	39,365	20,605
Prepaid expenses and other current assets	9,595	2,896
Total current assets	536,724	252,294
Property, plant and equipment, net	131,004	19,223
Operating lease right-of-use assets	6,861	5,130
Restricted cash	500	500
Goodwill	11,673	—
Acquired intangible assets, net	2,405	—
Other non-current assets	60	—
Total assets	$689,227	$277,147
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$12,836	$3,341
Accrued expenses and other current liabilities	31,651	18,635
Deferred revenue	2,629	241
Operating lease liabilities	1,985	1,444
Total current liabilities	49,101	23,661
Convertible senior notes, net	446,448	—
Long-term debt, net	58,986	58,696
Operating lease liabilities, net of current portion	8,232	7,415
Total liabilities	562,767	89,772
Total stockholders’ equity	126,460	187,375
Total liabilities and stockholders’ equity	$689,227	$277,147